September 22, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Ladies and Gentlemen:


Holt's Cigar Holdings, Inc. and Affiliates

We have read Holt's Cigar Holdings, Inc. Form S-1 Registration Statement dated September 24, 1997 and are in agreement with the statement contained in the section "Change in Independent Accountants" therein.


Yours Very truly,



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SCHMELTZER o MASTER GROUP, P.C.
Certified Public Accountant